EXHIBIT 99.1

Procedural Notice of Noncompliance of NYSE Listing Standard

FORT LAUDERDALE, FL - (NewMediaWire) – June 18, 2024 - Splash Beverage Group, Inc. (NYSE American: SBEV) (“Splash” or the “Company”), a portfolio company of leading beverage brands, issued a statement stating that on June 5, 2024, the Company received a procedural notification from the NYSE American indicating that it is not compliant with the Exchange’s continued listing standards under Sections 1003(a)(iii) of the Company Guide, requiring a listed company to have stockholders’ equity of $6 million or more if the listed company has reported losses from continuing operations and/or net losses in its five most recent fiscal years. The Company is subject to the procedures and requirements of Section 1009 of the Company Guide.

If the Company is not in compliance with the continued listing standards by April 6, 2025 or if the Company does not make progress consistent with the plan of compliance submitted with the Exchange, the NYSE American may commence delisting procedures

The management team at the Company acknowledges concerns regarding the non-compliance. The Company wants to assure our stakeholders, including shareholders, employees, customers, and partners, that we have actively been taking measures to address these concerns and strengthen our financial position. The Company remains confident in the underlying strength of our business model, the dedication of our workforce, and our ability to adapt to changing capital market conditions.

About Splash Beverage Group, Inc.

Splash Beverage Group, an innovator in the beverage industry, owns a growing portfolio of alcoholic and non-alcoholic beverage brands including Copa di Vino wine by the glass, SALT flavored tequilas, Pulpoloco sangria, and hydration and energy drinks. Splash’s strategy is to rapidly develop early-stage brands already in its portfolio as well as acquire and then accelerate brands that have high visibility or are innovators in their categories. Led by a management team that has built and managed some of the top brands in the beverage industry and led sales from product launch into the billions, Splash is rapidly expanding its brand portfolio and global distribution.

For more information visit:

www.SplashBeverageGroup.com

www.copadivino.com

www.drinksalttequila.com

www.pulpo-loco.com

Forward-Looking Statement

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, the risks disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2024, and in the Company’s other filings with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Contact Information:

Splash Beverage Group

Info@SplashBeverageGroup.com